Filed Pursuant to Rule 433

Free Writing Prospectus dated June 6, 2023

Relating to Preliminary Prospectus dated June 5, 2023

Registration No. 333-271556

Explanatory Note

This free writing prospectus relates to the proposed public offering of securities of Aytu Biopharma, Inc. (the “Company”). The securities are being registered on a Registration Statement on Form S-1, and an Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-271556). This free writing prospectus should be read together with the preliminary prospectus dated June 5, 2023.

The Company has filed the Registration Statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that Amendment No. 1 to the Registration Statement (including the Risk Factors contained therein) and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR or the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022 by calling 212-895-3745.

Aytu BioPharma, Inc. Nasdaq: AYTU June 2023

Forward Looking Statements

This presentation includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as "may," "will," "should," "forecast," "could," "expect," "suggest," "believe," "estimate," "continue," "anticipate," "intend," "plan," or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with: the Company's plans relating to the Company's overall financial and operational performance, the Company's commercial performance, regulatory status, reimbursement status, and other factors affecting their commercial uptake, clinical development and commercialization of the Company's current and future development assets, the anticipated start dates, durations and completion dates, as well as the potential future results of the Company's ongoing and future clinical trials, the anticipated designs of the Company's future clinical trials, and the anticipated future regulatory submissions, potential adverse changes to the Company's financial position or business plans, the results of operations, strategy and plans, changes in capital markets and the ability of the Company to finance operations in the manner expected, risks relating to gaining market acceptance of the Company's products, risks related to the ongoing COVID-19 pandemic and its impact on the Company's operations, the Company's ability to effectively integrate operations and manage integration costs following the Company's recent acquisitions, the Company's partners performing their required activities, the Company's anticipated future cash position, regulatory and compliance challenges and future events under current and potential future collaboration. Additional risks are described in "Risk Factors" in Part I, Item 1A of Aytu's most recent Annual Report on Form 10-K and in the other reports and documents it files with the Securities and Exchange Commission.

The Company has filed the Registration Statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement (including the Risk Factors contained therein) and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR or the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022 by calling 212-895-3745.

Aytu BIOPHARMA

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Company Overview

Commercial stage pharmaceutical company providing ADHD and pediatric-focused prescription drugs and cost-effective health solutions.



Strong Revenue Growth

- YTD FY 2023 (Mar) total net revenue increased 10.8% to $76.7 million from $69.2 million in year ago period.
- FY 2022 (Jun) total net revenue increased 47% to $96.7 million from $65.6 million in FY 2021.
- FY 2022 (Jun) Rx Segment net revenue was $61.1 million, compared to $32.7 million last year, growth of 87%.



Positive Adjusted EBITDA for Rx Segment

- YTD FY 2023 (Mar) Rx Segment Adjusted EBITDA was a positive $1.1 million.
- Pipeline R&D, which contributed a $(401,000) to Adjusted EBITDA during Q3 2023 (Mar) has since been suspended and continues to tail off.
- Strong prescription trends across ADHD and pediatric portfolios driving revenue growth



Market Dynamics and Company Growth Drivers

- Shortages of Adderall XR generics continued into 2023 and expanded to include generic Concerta, presenting an opportunity for Adzenys XR-ODT and Cotempla XR-ODT which are bioequivalent to Adderall XR and methylphenidate ER.
- Aytu RxConnect, a best-in-class patient access program that enables affordable, predictable, hassle-free patient access to Aytu Rx products to drive patient adherence and increased pull-through of Rx brands.

Aytu BIOPHARMA
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Strong Revenue Growth June 30 Fiscal Year - End $17.2 $32.7 $61.1 $10.4 $33.0 $35.5 $0 $10 $20 $30 $40 $50 $60 $70 $80 $90 $100 2020 2021 2022 Prescription Consumer Health Revenue $27.6 $65.6 $96.7 $ in Millions 4

Strategic Realignment to Focus on Commercial Operations o YTD 2023 (Q3 Mar. 2023) Rx Adjusted EBITDA was positive $1.1M o On October 13th, 2022, Aytu announced a strategic shift to focus corporate resources on commercial operations and indefinitely suspended all clinical development programs. o This shift primarily impacts the AR101/enzastaurin clinical program for the treatment of Vascular Ehlers - Danlos Syndrome (VEDS). o Goal to generate positive Adjusted EBITDA o Projected to save >$20.0 million over three years o Expected to significantly reduce cash burn o $19.2 million cash on hand as of March 31, 2023 Post this shift, Aytu generated positive Adjusted EBITDA during 2 of its 3 quarters in FY 2023 5

Aytu BioPharma's Value Drivers

Growth Drivers

- Rapid prescription & revenue growth driven by organic growth and acquisitions
  - Overall net revenue from prescription products was $61.1 million in FY 2022, compared to $32.7 million in the prior year period, growth of 87%.
  - ADHD products grew 294% YoY
  - Pediatric products grew 29% YoY
- Emphasis on ADHD and pediatric medicines, with novel, IP-protected brands competing in large therapeutic categories
- Growth driven by leveraging the Aytu RxConnect platform, new product launches and salesforce effectiveness

Profitability Improvements

- Manufacturing transfer of ADHD medicines underway:
  - Gross Margin improvement
  - Adzenys Post Approval Supplement (PAS) approved April 2023
  - Cotempla PAS to be submitted mid 2023
  - Reduction of manufacturing facility footprint in May 2023
- Continuing reductions in operating expenses
- Rx Segment → Positive Adjusted EBITDA[1] for 3 of 4 most recent quarters

1. Aytu uses the term EBITDA, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting EBITDA by segments allows investors to evaluate the various performance of these segments. The Company's method of computation of adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. We believe that net loss is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to EBITDA.

Aytu BIOPHARMA

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Therapeutic Areas Rx Segment Overview

Differentiated Rx Brands Focused on ADHD & Pediatrics

Net revenue from Rx products was $61.1 million in FY 2022, compared to $32.7 million in FY 2021, growth of 87% driven by organic growth and acquisitions.

Adzenys XR-ODT® CII
(amphetamine) Extended-Release Orally Disintegrating Tablets 3.1 mg, 6.3 mg, 9.4 mg, 12.5 mg, 15.7 mg, 18.8 mg

Novel, Effective, Extended-Release ADHD Treatment

- Only FDA-approved, extended-release, orally-disintegrating amphetamine tablet
- Effective, consistent treatment lasting over twelve hours
- Adderall XR shortages creates potential short-term growth opportunity. Adzenys XR-ODT is bioequivalent to Adderall XR.

Cotempla XR-ODT® CII
(methylphenidate) Extended-Release Orally Disintegrating Tablets 8.6 mg, 17.3 mg, 25.9 mg

Proven, Rapid Effectiveness for ADHD Patients 6-17 Years Old

- Only orally-disintegrating methylphenidate (MPH) tablet approved by FDA
- 61% improvement in ADHD symptoms at 1 hour (73% at 2 hours) over placebo
- 42% improvement in math performance over placebo
- Generic Concerta (MPH) also experiences drug shortages. Cotempla XR-ODT is an extended-release MPH tablet

Poly-Vi-Flor® Tri-Vi-Flor®

Multi-vitamin + fluoride supplement line containing novel L-methylfolate

- Most prescribed multivitamin + fluoride Rx brand in U.S.
- Provides a convenient, child friendly supplement for patients in non-fluoridated areas
- Only fluoride supplement containing Arcofolin®, a 'body ready' L-methylfolate enabling efficient folic acid metabolism

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Rx Segment $10.9 $42.9 $31.0 $8.4 $12.4 $16.1 $18.2 $8.9 $9.4 $2.2 $1.4 $0 $10 $20 $30 $40 $50 $60 $70 2020 2021 2022 YTD 2023 (Mar) ADHD Pediatric Other $ Million ($12.5) ($25.5) ($5.5) $1.1 ($30) ($25) ($20) ($15) ($10) ($5) $0 $5 2020 2021 2022 YTD 2023 (Mar) $ Million Revenue Adjusted EBITDA Positive Adjusted EBITDA YTD 2023 (Q3 Mar. 2023) June 30 Fiscal Year - End June 30 Fiscal Year - End $32.7 $61.1 9 $17.2 $50.5 See reconciliation of Adjusted EBITDA in Appendix Aytu uses the term EBITDA, which is a term not defined under United States Generally Accepted Accounting Principles. The Company u se s this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting EBITDA by segments allows investors to evaluate t he various performance of these segments. The Company's method of computation of adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. We believe that net loss is the performance me asure calculated and presented in accordance with U.S. GAAP that is most directly comparable to EBITDA.

ADHD Market Dynamics

Since 2022, numerous Adderall XR and Concerta generic manufacturers reported ongoing, intermittent manufacturing delays contributing to supply shortages.

- Adzenys XR-ODT is FDA-approved as bioequivalent to Adderall XR and is the <u>first and only</u> orally disintegrating tablet (ODT) extended-release amphetamine. ODTs have a rapid onset, are easy to take, and help caregivers prevent “cheeking” or patient non-use of ADHD medications.
- ADHD is one of the most common developmental disorders in children and often persists into adulthood.
- In 2022, CDA reported that 6 million children in the United States ages 3 to 17 had previously received an ADHD diagnosis between 2016 and 2019, up 36% since 2003.
- In 2022, approximately 83.5 million prescriptions for ADHD medications were written in the United States and generated approximately $21.2 billion in sales.
- Extended-release, or long acting, dosage forms of stimulant medications are the standard of care for treating ADHD, making up approximately 43% of ADHD prescriptions.



Bloomberg

February 16, 2023

Adderall’s Disappearing Act Has Left Millions Without Treatment

The tightly regulated ADHD drug has been plagued by supply issues, with little information why.

Aytu BIOPHARMA

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Fluoride Market Dynamics o Poly - Vi - Flor ® and Tri - Vi - Flor ® are two complementary prescription fluoride - based supplement product lines containing combinations of multiple vitamins and sodium fluoride in various oral formulations. o While a majority (63.4%) of US drinking water is fluoridated, many municipal and most well water systems are not. About 80% of the non - fluoridated municipal systems are in just 15 states, led by CA, TX, NY and NJ. o Approximately 1 in 4 American children live in municipalities that do not fluoridate the water supply or in rural areas that rely on well water do not receive recommended levels of fluoride through fluoridation. o In 2021, 9.5 million multi - vitamin prescriptions were written in the U.S. Of those prescriptions, multi - vitamins containing sodium fluoride accounted for 1.5 million total prescriptions. American Dental Association: Fluoride supplements can be prescribed for children ages 6 months to 16 years who are at high risk for tooth decay and whose primary drinking water contains low or no fluoride. 11

Strong Prescription Growth Across Portfolio Since FY 2020, the total prescriptions written monthly for both ADHD and Pediatric products have essentially doubled, supporting revenue trends. 12 0 2,000 4,000 6,000 8,000 10,000 12,000 14,000 16,000 0 5,000 10,000 15,000 20,000 25,000 30,000 35,000 40,000 45,000 50,000 26.1% Annual Growth ADHD Portfolio 29.6% Annual Growth Pediatric Portfolio TRxs TRxs

Aytu RxConnect Driving Rx Growth

Aytu RxConnect is a proprietary, best-in-class patient access program that enables affordable, predictable, hassle-free patient access to Aytu Rx products.

- ~1,000 pharmacies nationwide including independent pharmacies and two regional grocery chains
- Offers prescribers and patients affordability, predictability and access to Aytu brands for 100% of commercially insured
- Reduces pharmacy call backs relating to prior authorizations, step edits, and payor access barriers
- >90% of company scripts driven through RxConnect network

Novel Design Uniquely Serves Patients & HCPs



Partner Pharmacies
Field & Remote Support
"Out of Pocket" Consistency
Aytu RxConnect
Putting patients first
Optimized POS Pull-Through
Reimbursement Support
Support for New-to-Therapy & Rx Switches

Aytu BIOPHARMA 13

o Future growth and profitability improvements driven by: o ADHD market growth of approximately high single digits per year o Tailwinds from ongoing amphetamine and methylphenidate supply disruptions o Efficient salesforce that is making more consistent strides with overall targeting and improvement of sales execution o Aytu RxConnect develops and leverages direct relationships with ~1,000 pharmacies in key markets across the country o Manufacturing outsourcing on track & expected to improve the profit margin of the ADHD products by 15% or more Rx Segment Outlook YTD (Mar) positive Adjusted EBITDA and strong top - line performance in the Company’s Rx segment 14

The Aytu RxConnect Platform Delivers Value for Patients, Prescribers, and Aytu % Core Products TRx through RxConnect Pharmacies 41% Reduction in Patient Out - of - Pocket Cost 2x Improvement in Aytu per Rx Contribution Margin 36% Increase in Rx Refills 15 79% 82% 82% 83% 87% 88% 90% 91% 91% 91% 91% 91% 60% 65% 70% 75% 80% 85% 90% 95% % Rx Connect

Therapeutic Areas Consumer Health Segment Overview

Branded, Value-Based Consumer Health Products

Consumer Health net product revenue of $35.5 million in FY 2022, an increase of 8% compared to $33.0 million in FY 2021.


FDA Approved
Regoxidine
Minoxidil
Topical Aerosol, 5% (For Men)
HAIR REGROWTH TREATMENT
UNSCENTED

Regoxidine® Men's 5% Minoxidil Topical Foam, USP, Hair Regrowth Treatment

- Regoxidine® Men's Hair Loss Foam is a proprietary over-the-counter topical that works to treat hair loss in men.
- Value brand competing with Rogaine®


Compare To Prilosec OTC®*
OmepraCareDR
Omeprazole
Delayed-release Capsules
20 mg*/Acid Reducer
Treats FREQUENT Heartburn!
SWALLOW-DO NOT CHEW
42 CAPSULES
MINI CAP

OmepraCareDR® Heartburn Relief 20mg Delayed-Release

- OmepraCareDR® acid reducer treats frequent heartburn.
- Value brand competing with Prilosec®


EsomepraCare
Esomeprazole Magnesium
Delayed-Release Capsules
42 CAPSULES
3 x 14 Count Bottles Inside
14 CAPSULES

EsomepraCare® Heartburn Relief 20mg Delayed-Release

- Esomepracare™ acid reducer treats frequent heartburn.
- Value brand competing with Nexium®

Aytu BIOPHARMA
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Therapeutic Areas Financial Summary

Revenue $ Million $ Million 47% YoY growth in Revenue driven by strength in Rx segment (87% YoY growth) Annual Year - to - Date June 30 Fiscal Year - End June 30 Fiscal Year - End $17.2 $32.7 $61.1 $10.4 $33.0 $35.5 $0 $10 $20 $30 $40 $50 $60 $70 $80 $90 $100 2020 2021 2022 Prescription Consumer Health $42.4 $50.5 $26.8 $26.2 $0 $10 $20 $30 $40 $50 $60 $70 $80 YTD (Q322) YTD (Q323) Prescription Consumer Health $27.6 $65.6 $96.7 $69.2 $76.7 19

Adjusted EBITDA $ Million $ Million Aytu generated positive Adjusted EBITDA during 2 of its 3 quarters in FY 2023 Annual Year - to - Date June 30 Fiscal Year - End June 30 Fiscal Year - End ($15.2) ($34.8) ($21.5) ($40) ($35) ($30) ($25) ($20) ($15) ($10) ($5) $0 2020 2021 2022 ($17.6) ($4.4) ($20) ($18) ($16) ($14) ($12) ($10) ($8) ($6) ($4) ($2) $0 YTD (Q222) YTD (Q323) 20 See reconciliation of Adjusted EBITDA in Appendix Aytu uses the term EBITDA, which is a term not defined under United States Generally Accepted Accounting Principles. The Company u se s this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting EBITDA by segments allows investors to evaluate t he various performance of these segments. The Company's method of computation of adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. We believe that net loss is the performance me asure calculated and presented in accordance with U.S. GAAP that is most directly comparable to EBITDA.

Quarterly Operating Expense (excludes impairment and amortization of intangibles assets)` $0.8 $0.3 $0.3 $0.4 $0.3 $0.2 $0.4 $0.5 $12.2 $9.3 $9.7 $9.7 $10.0 $10.1 $10.6 $12.8 $8.6 $8.2 $8.0 $7.6 $7.4 $7.3 $8.0 $7.2 $3.5 $1.4 $4.2 $2.9 $3.0 $0.9 $1.3 $0.4 $0 $2 $4 $6 $8 $10 $12 $14 Q421 Q122 Q222 Q322 Q422 Q123 Q223 Q323 R&D (ex. Pipeline) S&M G&A R&D (Pipeline) $ Million Quarterly June 30 Fiscal Year - End o On October 13th, 2022, Aytu announced a strategic shift to focus corporate resources on Commercial Operations and indefinitely suspended all clinical development programs (Pipeline R&D). o Expected to save > $20M in R&D expense over three years o Tech transfer of Adzenys XR - ODT and Cotempla XR - ODT is expected to improve ADHD gross profit margin by > 15% and eventually eliminate operating expenses associated with Grand Prairie, TX manufacturing facility. Company focused on commercial leverage to drive growth while gaining operating efficiencies 21

Balance Sheet Highlights (in thousands except shares outstanding) 3/31/2023 Cash and cash equivalents $19,179 Total current assets $78,465 Intangible assets, net $63,464 Goodwill $0 Total assets $147,216 Total current liabilities $85,416 Debt, net of current portion $11,386 Total liabilities $106,304 Total stockholders’ equity $40,912 Shares Outstanding 3,779,513 Shares, Warrants and Equity Awards Outstanding (1) 5,519,524 (1) Includes outstanding warrants (1,681,307), RSUs (5,920), employee equity awards (52,784) Note held by Avenue Venture Opportunities Fund, L.P. Amended on 10/25/22 • Principal on senior secured debt (January 2025 maturity) • Amendment of Secured Loan Agreement Extends Interest - Only Period to January 2024 • Amendment Defers Over $3 Million in Principal Payments Beyond 2023 • Note Matures in January 2025, with Additional Extensions of the Interest - Only Period Available, Subject to Achievement of Certain Milestones 22

Investment Highlights o Strong revenue growth over past 3 years driven by organic growth and strategic acquisitions driving $100M+ annualized run rate o Company generated positive adjusted EBITDA in 2 of 3 Fiscal 2023 quarters o Positive industry dynamics in primary prescription markets (ADHD and Fluoride) o ADHD manufacturing outsourcing initiative regulatory approvals move forward and excess space has been subleased o Innovative Aytu RxConnect can easily be leveraged to add additional products into platform o Organic growth, platform leverage, macro dynamics and commercial focus should combine to allow the market to reappraise long - term opportunity and valuation Focus on sales growth, cost efficiencies, and positive cash flow 23

Therapeutic Areas Appendix

Adjusted EBITDA Reconciliation 25

Adjusted EBITDA Reconciliation (Rx) 26

Adjusted EBITDA Reconciliation (Consumer Health) 27